Exhibit 99.1

Earnings Release

ALTICE USA REPORTS THIRD QUARTER 2021 RESULTS
NEW YORK (November 4, 2021) - Altice USA (NYSE: ATUS) today reports results for the third quarter ended September 30, 2021.
Dexter Goei, Altice USA Chief Executive Officer, said: “Revenue trends in Advertising and Business Services continue to improve but our main focus in the near-term is returning to broadband customer growth and accelerating investment in our Residential business. Today we are announcing strategic measures to enhance the Company’s product portfolio and customer experience, including footprint expansion, fiber and network upgrades, as well as investments in simplified and converged offerings that support consumer needs, and a rapid expansion of sales distribution channels. I am optimistic that by advancing these key initiatives we will drive long term sustainable growth and value for all of our stakeholders.”

Key Financial Highlights
•Total Revenue grew +5.8% YoY in Q3 2021 to $2.57 billion, driven by Residential growth of +2.2% YoY, Business Services growth of +21.7% YoY, and News & Advertising growth of +15.7% YoY.
•Net income attributable to stockholders was $266.9 million in Q3 2021 ($0.58/share on a diluted basis) compared to net loss -$4.7 million Q3 2020 (-$0.01/share on a diluted basis).
•Net cash flows from operating activities were $698.3 million in Q3 2021, compared to $659.1 million in Q3 2020.
•Adjusted EBITDA(1) grew +3.4% YoY in Q3 2021 to $1.16 billion with a margin of 45.2% (46.2% ex-mobile(2)).
•Cash capex of $309.2 million in Q3 2021 represented 12.0% of revenue, and was up 53.4% YoY driven by accelerated FTTH, new builds, and Suddenlink network upgrades.
•Operating Free Cash Flow(1) of $855.6 million in Q3 2021, decreasing -7.5% YoY, reflecting higher cash capex.
•Free Cash Flow(1) of $389.1 million in Q3 2021, decreasing -15.0% YoY, reflecting higher cash capex and taxes.
•Share repurchases of $79.4 million in Q3 2021 ($804.9 million YTD).

Q3-21 Summary Financials	Three Months Ended September 30,		Nine Months Ended September 30,
($k)	2021	2020	2021	2020
Revenue	$2,574,882	$2,433,986	$7,569,711	$7,359,221
Net income attributable to Altice USA, Inc. stockholders	266,853	(4,695)	738,649	105,711
Adjusted EBITDA(1)	1,164,804	1,126,670	3,344,211	3,263,834
Capital Expenditures (cash)	309,172	201,572	845,067	729,377

Earnings Release

Revenue Growth and Adjusted EBITDA Detail	Q3-21	YTD-21

Total Revenue YoY	+5.8%	+2.9%
Adj. for RSN credits(3)	+2.3%	+1.6%
Adj. for RSN credits and air strand revenue(3)(4)	(0.4)%	+0.6%

Residential Revenue Growth YoY	+2.2%	+1.1%
Adj. for RSN credits(3)	(1.9)%	(0.4)%

Business Services Revenue Growth YoY	+21.7%	+8.0%
Adj. for RSN credits(3)	+21.0%	+7.8%
Adj. for RSN credits and air strand revenue(3)(4)	+2.0%	+1.5%

News & Advertising Revenue Growth YoY	+15.7%	+16.6%

Adjusted EBITDA Growth YoY	+3.4%	+2.5%
Adjusted EBITDA Margin	45.2%	44.2%
Adjusted EBITDA Margin ex-mobile(2)	46.2%	45.0%

Residential unique customer relationships, broadband subscribers and organic net additions
Subscribers (000s)	Q1-20	Q2-20	Q3-20(5)	Q4-20	FY-20(5)	Q1-21	Q2-21(6)	Q3-21
Residential ending relationships	4,568.4	4,621.4	4,663.5	4,648.4	4,648.4	4,647.4	4,670.7	4,646.0
Residential organic net additions	35.2	52.9	7.7	(15.0)	80.8	(1.0)	(11.9)	(24.7)
Broadband ending subscribers	4,237.4	4,307.8	4,363.5	4,359.2	4,359.2	4,370.8	4,401.3	4,388.1
Broadband organic net additions	50.0	70.4	26.0	(4.3)	142.1	11.5	0.2	(13.1)
Key Operational Highlights
•Total unique Residential customer relationships declined -0.4% YoY in Q3 2021. Unique Residential customer organic net losses were -25k in Q3 2021, compared to +8k Residential customer net additions in Q3 2020 (vs. 0 in Q3 2019). This customer performance reflects elevated move activity within the Optimum footprint and lower than usual gross add activity.
•Residential Broadband RGUs: Quarterly Residential broadband net losses were -13k in Q3 2021, compared to +26k broadband net additions in Q3 2020 (vs. +15k in Q3 2019).
•Residential Video RGUs: Quarterly video net losses were -67k in Q3 2021, compared to -86k video net losses in Q3 2020 (vs. -32k in Q3 2019).
•Residential revenue grew +2.2% YoY in Q3 2021 to $1.97 billion, or -1.9% YoY excluding RSN credits(3).
▪Residential revenue per customer relationship in Q3 2021 grew +1.9% YoY to $140.73. Excluding RSN credits(3) in the prior year, Q3 2021 residential revenue per customer relationship declined -2.3% YoY, mostly due to the loss of higher ARPU video customers.
•Business Services revenue grew +21.7% YoY in Q3 2021, or +21.0% excluding RSN credits. Further adjusted to exclude air strand revenue(3), Business Services revenue grew +2.0% YoY. SMB / Other revenue grew +29.7% YoY in Q3 2021, or +3.8% excluding air strand revenue. Lightpath revenue declined -0.6% YoY in Q3 2021. Business reopening activity continues as vaccination rates increase and community restrictions relax.
•News and Advertising revenue was up +15.7% YoY in Q3 2021, supported by a strong recovery across local, regional, and national advertising (excluding political, News & Advertising revenue grew +21.6% YoY).

Earnings Release

•Optimum Mobile has approximately 181k mobile lines as of September 30, 2021 (+1k in net additions in Q3 2021), generating revenue of $20.5 million for the quarter (up +3.7% YoY), and reaching 3.9% penetration of Altice USA's Residential customer base.
•Increased network usage and demand for higher broadband speeds: Broadband-only customer usage averaged 558 GB per month in Q3 2021, which is 26% higher than the average usage of the entire customer base (443 GB). The average broadband speed taken by Altice USA’s customer base has nearly doubled in the past three years to 337 Mbps at the end of Q3 2021. Approximately 50% of our broadband customers remain on plans with download speeds of 200 Mbps or less, representing a sizable opportunity to continue to upgrade speeds.
•Increase in 1 Gig broadband sell-in: In Q3 2021, 1 Gig sell-in to new customers, where 1 Gig services are available, was 46%, up from 29% in Q3 2020. Approximately 13.3% of the total customer base currently takes Gigabit speeds, representing a significant growth opportunity for the Company.
•FTTH rollout: At the end of Q3 2021, Altice USA covered approximately 1.26 million passings with FTTH technology available for service. Penetration of FTTH passings grew to 4.7% compared to 1.8% in Q3 2020.
•New Build activity: Altice USA has been accelerating the pace of its network edge-outs, adding 17k total passings in Q3 2021 and a total of 225k total passings in the last 12 months (136k total passings LTM on an organic basis excluding the acquisition of Morris Broadband in Q2 2021). The Company continues to see strong momentum in growing customer penetration, typically reaching approximately 40% within a year of rollout in new-build areas.
•Suddenlink network upgrades: Altice USA continues to upgrade its network to deliver higher speeds in certain Suddenlink markets that do not currently offer up to 1 Gbps download speeds. In FY 2021, the Company is on track to upgrade approximately 300k passings through RF upgrades and equipment upgrades to enable higher speeds. These markets have previously only offered up to 150 Mbps download speeds and will be upgraded to offer up to 400 Mbps or 1 Gbps.
Strategy Update
Altice USA is highly focused on continuing to enhance its network, products and customer experience on an accelerated basis, as summarized below:
•Accelerate fiber network rollout to enhance product offering, reduce churn and reduce costs
•Accelerate new build activity, edging out the Suddenlink footprint, to drive customer growth
•Return to broadband customer growth in near-term with new, more competitive offers
•Accelerate investments in mobile and converged offerings
•Expand sales distribution channels to pre-pandemic levels to support additional customer growth
•Improve customer experience and rebrand Suddenlink to Optimum

Financial Outlook Updated
The Company updates its financial outlook for FY 2021:
•Revenue: Growth
•Adjusted EBITDA: Growth
•Cash capital expenditures: ~$1.3 billion
•Free Cash Flow: ~$1.6 billion
•Year-end leverage target (CSC Holdings, LLC debt silo): 5.4x net debt / Adjusted EBITDA on an L2QA basis
•Share repurchases: < $1.0 billion
The Company expects to return to a leverage target of 4.5x - 5.0x net debt / Adjusted EBITDA on an L2QA basis for its CSC Holdings, LLC debt silo over time.

Earnings Release

In FY 2022, the company expects to further accelerate investments in key growth initiatives, increasing cash capital expenditures to ~$1.7 billion to $1.8 billion, including:
•Additional FTTH capex to add an incremental 1 million passings in 2022 (reaching ~2.5 million FTTH total passings by the end of 2022)
•Additional New Build capex to add an incremental 175k+ new passings in 2022
•Capex for 50 to 75 new retail stores in 2022
Balance Sheet Review
As of September 30, 2021:
•Consolidated net debt for Altice USA at the end of Q3 2021 was $24,633 million(7), representing consolidated net leverage of 5.4x Adjusted EBITDA at the end of Q3 2021 on a Last 2-Quarter Annualized (L2QA) basis (5.5x last-twelve months or "LTM"). The decrease in net debt in Q3 2021 of approximately $200 million from the prior quarter is due to debt repayments using Free Cash Flow generation.
•Net debt for CSC Holdings, LLC Restricted Group was $23,282 million at the end of Q3 2021(7), representing net leverage of 5.4x Adjusted EBITDA on a L2QA basis (5.4x LTM). The weighted average cost of debt for CSC Holdings, LLC was 4.7% as of the end of Q3 2021 and the weighted average life was 6.4 years.
•Net debt for Cablevision Lightpath LLC was $1,411 million at the end of Q3 2021(7), representing net leverage of 6.7x Adjusted EBITDA on a L2QA basis (7.1x LTM). The weighted average cost of debt for Cablevision Lightpath LLC was 4.3% as of the end of Q3 2021 and the weighted average life was 6.3 years.
Additional Highlights and Announcements
Altice USA Leadership Changes
On September 9, 2021, Altice USA announced that Hakim Boubazine, Chief Operating Officer and President of Telecommunications, resigned from the Company, and Altice USA Chief Executive Officer Dexter Goei assumed direct responsibilities for the Telecommunications division. Mr. Boubazine will serve as Senior Advisor to the CEO until December 31, 2021.
Altice USA notes that it has an experienced senior Telecommunications management team in place who now report directly to Mr. Goei. This new management structure is designed to accelerate the Company’s growth initiatives and enhance the day-to-day management decision-making processes.
Introducing Optimum FlexAbility
The Company recently announced that new and existing Optimum and Suddenlink customers now have the freedom to pick and choose the internet speed, TV package, or mobile data plan they want with Optimum FlexAbility.
Whether selecting a single service or adding together multiple services to meet their unique household needs, Optimum FlexAbility puts the customer in control with the ability to change their services at any time, whether they need to adjust their internet speed, TV lineup, or mobile data plan. With this new approach, there are no contracts, bundles or hidden fees for choice, transparency, and value.
Increased Speed of “Optimum Advantage Internet” Affordable Broadband Plan
The Company increased the speed of its “Altice Advantage Internet” affordable broadband product at no additional cost and renamed the service “Optimum Advantage Internet.”
The new and enhanced Optimum Advantage Internet plan, which is available to eligible households across Altice USA’s Optimum and Suddenlink service areas, offers download speeds of up to 50 Mbps, a 67% increase in download speeds over the 30 Mbps previously offered, at the same affordable price of $14.99 per month. The automatic speed increase began rolling out to new and existing Optimum Advantage Internet eligible customers on a rolling basis in October, and existing customers are notified when their speed is increased.

Earnings Release

Altice USA is also participating in the FCC’s Emergency Broadband Benefit Program, which is reducing the cost of Internet service to eligible households impacted by the coronavirus pandemic. Optimum Advantage Internet is eligible to be covered by the FCC’s Emergency Broadband Benefit Program, effectively reducing the price of Internet service to $0 per month.
Share Repurchases
For the three months ended September 30, 2021, Altice USA repurchased an aggregate of 2.6 million shares for a total purchase price of approximately $79.4 million, at an average price of $30.63. As of September 30, 2021, Altice USA had 454,653,279 combined Class A and Class B shares outstanding.
For the nine months ended September 30, 2021, Altice USA repurchased an aggregate of 23.6 million shares for a total purchase price of approximately $804.9 million, at an average price of $34.12.

Earnings Release

Altice USA Consolidated Operating Results (In thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Broadband	$989,410	$941,237	$2,952,136	$2,747,129
Video	877,422	867,021	2,675,861	2,766,608
Telephony	99,943	115,995	310,298	358,347
Residential revenue	1,966,775	1,924,253	5,938,295	5,872,084
Business services and wholesale	440,813	362,215	1,180,039	1,092,309
News and Advertising	143,625	124,177	380,462	326,348
Mobile	20,456	19,722	60,355	57,944
Other	3,213	3,619	10,560	10,536
Total revenue	2,574,882	2,433,986	7,569,711	7,359,221
Operating expenses:
Programming and other direct costs	843,909	783,934	2,545,645	2,509,323
Other operating expenses	590,519	558,092	1,760,132	1,683,038
Restructuring and other expense	1,885	40,419	10,958	88,679
Depreciation and amortization (including impairments)	447,958	502,248	1,327,142	1,571,611
Operating income	690,611	549,293	1,925,834	1,506,570
Other income (expense):
Interest expense, net	(319,001)	(322,454)	(954,684)	(1,036,880)
Gain (loss) on investments and sale of affiliate interests, net	(46,821)	314,177	151,651	56,301
Gain (loss) on derivative contracts, net	43,385	(261,597)	(109,020)	26,203
Gain (loss) on interest rate swap contracts	5,521	(158)	59,600	(88,725)
Loss on extinguishment of debt and write-off of deferred financing costs	—	(250,489)	(51,712)	(250,489)
Other income, net	2,280	1,685	7,606	3,277
Income before income taxes	375,975	30,457	1,029,275	216,257
Income tax expense	(105,226)	(33,186)	(279,053)	(109,047)
Net income (loss)	270,749	(2,729)	750,222	107,210
Net loss (income) attributable to noncontrolling interests	(3,896)	(1,966)	(11,573)	(1,499)
Net income (loss) attributable to Altice USA stockholders	$266,853	$(4,695)	$738,649	$105,711
Basic net income (loss) per share	$0.59	$(0.01)	$1.61	$0.18
Diluted net income (loss) per share	$0.58	$(0.01)	$1.59	$0.18

Basic weighted average common shares	454,049	571,031	460,023	593,262
Diluted weighted average common shares	457,163	571,031	465,349	595,479

Earnings Release

Altice USA Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$750,222	$107,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including impairments)	1,327,142	1,571,611
Loss (gain) on investments and sale of affiliate interests, net	(151,651)	(56,301)
Loss (gain) on derivative contracts, net	109,020	(26,203)
Loss on extinguishment of debt and write-off of deferred financing costs	51,712	250,489
Amortization of deferred financing costs and discounts (premiums) on indebtedness	69,176	69,296
Share-based compensation expense	80,277	96,974
Deferred income taxes	97,046	66,983
Decrease in right-of-use assets	32,694	34,778
Provision for doubtful accounts	46,448	50,383
Other	1,434	30,466
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable, trade	(35,077)	4,419
Prepaid expenses and other assets	33,381	(5,976)
Amounts due from and due to affiliates	12,804	3,377
Accounts payable and accrued liabilities	(121,503)	(132,216)
Deferred revenue	(24,829)	(14,908)
Liabilities related to interest rate swap contracts	(100,817)	138,279
Net cash provided by operating activities	2,177,479	2,188,661
Cash flows from investing activities:
Capital expenditures	(845,067)	(729,377)
Payment for acquisitions, net of cash acquired	(340,444)	(150,115)
Other, net	(2,285)	4,827
Net cash used in investing activities	(1,187,796)	(874,665)
Cash flows from financing activities:
Proceeds from long-term debt	3,310,000	6,197,046
Repayment of long-term debt	(3,483,026)	(5,374,522)
Proceeds from collateralized indebtedness, net	185,105	—
Repayment of collateralized indebtedness and related derivative contracts, net	(185,105)	—
Principal payments on finance lease obligations	(60,257)	(24,692)
Purchase of shares of Altice USA Class A common stock, pursuant to a share repurchase program	(804,928)	(1,814,689)
Other	2,698	(13,451)
Net cash used in financing activities	(1,035,513)	(1,030,308)
Net increase (decrease) in cash and cash equivalents	(45,830)	283,688
Effect of exchange rate changes on cash and cash equivalents	(140)	(1,523)
Net increase (decrease) in cash and cash equivalents	(45,970)	282,165
Cash, cash equivalents and restricted cash at beginning of year	278,686	702,160
Cash, cash equivalents and restricted cash at end of period	$232,716	$984,325

Earnings Release

Reconciliation of Non-GAAP Financial Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are two of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

Earnings Release

Reconciliation of net income to Adjusted EBITDA and Operating Free Cash Flow (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net income	$270,749	$(2,729)	$750,222	$107,210
Income tax expense	105,226	33,186	279,053	109,047
Other income, net	(2,280)	(1,685)	(7,606)	(3,277)
Loss (gain) on interest rate swap contracts, net	(5,521)	158	(59,600)	88,725
Loss (gain) on derivative contracts, net	(43,385)	261,597	109,020	(26,203)
Loss (gain) on investments and sales of affiliate interests, net	46,821	(314,177)	(151,651)	(56,301)
Loss on extinguishment of debt and write-off of deferred financing costs	—	250,489	51,712	250,489
Interest expense, net	319,001	322,454	954,684	1,036,880
Depreciation and amortization (including impairments)	447,958	502,248	1,327,142	1,571,611
Restructuring and other expense	1,885	40,419	10,958	88,679
Share-based compensation	24,350	34,710	80,277	96,974
Adjusted EBITDA	1,164,804	1,126,670	3,344,211	3,263,834
Capital Expenditures (cash)	309,172	201,572	845,067	729,377
Operating Free Cash Flow	$855,632	$925,098	$2,499,144	$2,534,457

Reconciliation of net cash flow from operating activities to Free Cash Flow (unaudited):

Net cash flows from operating activities	$698,314	$659,120	$2,177,479	$2,188,661
Capital Expenditures (cash)	309,172	201,572	845,067	729,377
Free Cash Flow	$389,142	$457,548	$1,332,412	$1,459,284

Customer Metrics(11) (in thousands, except per customer amounts)

	Q1-20	Q2-20	Q3-20(5)	Q4-20	FY-20(5)	Q1-21	Q2-21(6)	Q3-21
Total Passings(8)	8,834.8	8,880.1	8,987.9	9,034.1	9,034.1	9,067.6	9,195.1	9,212.5
Residential	4,568.4	4,621.4	4,663.5	4,648.4	4,648.4	4,647.4	4,670.7	4,646.0
SMB	381.7	375.7	377.5	376.1	376.1	375.8	380.7	381.6
Total Unique Customer Relationships(9)	4,950.1	4,997.1	5,040.9	5,024.6	5,024.6	5,023.2	5,051.4	5,027.6
Residential Customers:
Broadband	4,237.4	4,307.8	4,363.5	4,359.2	4,359.2	4,370.8	4,401.3	4,388.1
Video	3,137.5	3,102.9	3,035.1	2,961.0	2,961.0	2,906.6	2,870.5	2,803.0
Telephony	2,359.8	2,337.1	2,279.5	2,214.0	2,214.0	2,161.2	2,118.4	2,057.1
Residential ARPU ($)(10)	143.39	144.38	138.16	140.09	142.11	142.24	142.24	140.73

Earnings Release

Consolidated Net Debt as of September 30, 2021

CSC Holdings, LLC (in $m)	Actual Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$150	L+2.250%	2024
Term Loan	2,873	L+2.250%	2025
Term Loan B-3	1,243	L+2.250%	2026
Term Loan B-5	2,955	L+2.500%	2027
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Guaranteed Notes	1,100	4.125%	2030
Guaranteed Notes	1,000	3.375%	2031
Guaranteed Notes	1,500	4.500%	2031
Senior Notes	1,000	6.750%	2021
Senior Notes	649	5.875%	2022
Senior Notes	750	5.250%	2024
Senior Notes	1,046	7.500%	2028
Legacy unexchanged Cequel Notes	4	7.500%	2028
Senior Notes	2,250	5.750%	2030
Senior Notes	2,325	4.625%	2030
Senior Notes	500	5.000%	2031
CSC Holdings Gross Debt	23,405
CSC Holdings Restricted Group Cash	(123)
CSC Holdings Net Debt	$23,282

CSC Holdings Undrawn RCF	$2,185
WACD (%)	4.8%

Cablevision Lightpath LLC (in $m)	Actual Principal Amount	Coupon / Margin	Maturity
Drawn RCF	$—	L+3.250%	2025
Term Loan	596	3.750%	2027
Senior Secured Notes	450	3.875%	2027
Senior Notes	415	5.625%	2028
Lightpath Gross Debt	1,461
Lightpath Cash	(49)
Lightpath Net Debt	$1,411

Lightpath Undrawn RCF	$100
WACD (%)	4.7%

Earnings Release

Altice USA Consolidated (in $m)	Actual Principal Amount
Altice USA Consolidated Gross Debt	$24,865
Cash	(232)
Total Altice USA Consolidated Net Debt	24,633
WACD (%)	4.7%

Net Leverage Schedules as of September 30, 2021 (in $m)

	Lightpath	CSC Holdings(13)	Altice USA Consolidated

Gross Debt Consolidated(12)	$1,461	$23,405	$24,865
Cash	(49)	(123)	(232)
Net Debt Consolidated	$1,411	$23,282	$24,633
LTM EBITDA	$210	$4,279	$4,495
L2QA EBITDA	$199	$4,328	$4,539
Net Leverage (LTM)	6.7x	5.4x	5.5x
Net Leverage (L2QA)	7.1x	5.4x	5.4x

Reconciliation to Financial Reported Debt
Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$24,781
Unamortized Financing Costs, Net of Premiums	22
Fair Value Adjustments	62
Gross Debt Consolidated	24,865
Finance leases and other notes	294
Total Debt	25,159
Cash	(232)
Net Debt	$24,927

Earnings Release

(1)See “Reconciliation of Non-GAAP Financial Measures” on page 7 of this release.
(2)Q3 2021 Adjusted EBITDA ex-mobile and margin of 46.2% excludes approximately $14.3m of losses related to Altice USA’s mobile business in the current period and $19.7m of losses in Q3 2020.
(3)Adjusted revenue excludes $78.7m ($76.7m in Residential Video and $2.0m in Business Services) of service credits and associated franchise fees as a result of regional sports networks ("RSN") affiliate fee credits the Company expected to receive for a minimum number of events not delivered in the nine month period ended September 30, 2020.
(4)Approximately $69,300 of the revenue increase in the three and nine month period ended September 30, 2021 was due to the early termination of a backhaul contract for air strands which resulted in the recognition of deferred revenue and termination fees over the amended term. The remaining incremental deferred revenue and termination fees of approximately $31,100 will be recorded in the fourth quarter of 2021.
(5)Q3-20 and FY-20 figures include Service Electric Cable T.V. of New Jersey, Inc. acquired subscribers. Q3-20 Service Electric subscribers added 34.4k residential customer relationships, 29.7k broadband, 18.6k video, and 5.9k voice.
(6)Q2-21 figures include Morris Broadband, LLC acquired subscribers. Q2-21 Morris Broadband subscribers added 35.1k residential customer relationships, 30.3k broadband, 12.2k video, and 2.2k voice.
(7)Net debt, defined as the principal amount of debt less cash, and excluding finance leases and other notes.
(8)Total passings represents the estimated number of single residence homes, apartments and condominium units passed by the broadband network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our broadband network. Broadband services were not available to approximately 30 thousand total passings and telephony services were not available to approximately 500 thousand total passings. Total passings include approximately 67k total passings acquired in the Service Electric Cable T.V. of New Jersey acquisition in Q3-20 and in Q2-21 include approximately 89k total passings acquired in the Morris Broadband acquisition.
(9)Total Unique Customer Relationships represent the number of households/businesses that receive at least one of the Company’s fixed-line services. Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(10)ARPU is calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period. ARPU for the September 30, 2020 period reflects a reduction of $5.51 due to credits that we anticipated to be issued to video customers as a result of credits the Company expected to receive from certain sports programming networks whereby the minimum number of events were not delivered pursuant to the contractual agreements with the networks and related franchise fees.
(11)Customer metrics do not include Optimum Mobile customers.
(12)Principal amount of debt excluding finance leases and other notes.
(13)CSC Holdings, LLC Restricted Group excludes the unrestricted subsidiaries, primarily Cablevision Lightpath LLC and NY Interconnect, LLC.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com

Communications
Lisa Anselmo: +1 516 279 9461 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 5.0 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The Company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the information under the headings "Financial Outlook Updated" and "Strategy Update". These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, plans, objectives, prospects, growth, goals and targets; our ability to achieve operational performance improvements; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should", "target", "remain" or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.